UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2015

1347 PROPERTY INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36366	46-1119100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1511 N. Westshore Blvd., Suite 870, Tampa, FL 33607

(Address of principal executive offices, including Zip Code)

(813) 579-6213

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

1347 Property Insurance Holdings, Inc. (the “Company” or “we”), through its wholly owned subsidiary, Maison Insurance Company (“Maison”), has agreed upon the terms of its excess of loss catastrophe reinsurance treaties for the 2015 – 2016 hurricane season. These treaties are designed to reimburse Maison for property losses under its insurance policies resulting from covered events in the states of Louisiana and Texas. Maison utilizes reinsurance to reduce exposure to catastrophic risk, to help manage capital, to lessen earnings volatility and to comply with required regulatory and rating agency requirements. Maison’s catastrophe reinsurance program has been designed to coordinate coverage provided under various treaties with various retentions and limits. Treaties have been placed only with reinsurers that currently have an A.M. Best Company or Standard & Poor’s rating of A- or higher, or have fully collateralized their maximum potential obligations in dedicated trusts.

Treaties are on a contract year beginning June 1, 2015 based upon exposures insured as of September 30, 2015. For each event occurring within a 144-hour period, we receive reinsurance recoveries up to $121 million in excess of $4 million per event. This $4 million retention is the amount we retain in loss from each storm before reinsurance protection becomes available. We have also purchased another reinsurance program that can be used for the first event for losses above $125 million per event, in an amount up to $140 million. If any of this $15 million in coverage is not used from the first event, the remaining portion becomes available for additional events. This $15 million second program coverage applies in total for all events occurring during the reinsurance period. This $15 million program provides $3 million in excess of $1 million and $12 million in excess of $125 million for the second event. For the second event of the season, $121 million in excess of $4 million is also available since we have purchased a prepaid reinstatement premium protection on this program. The maximum we can pay from June 1, 2015 to May 31, 2016 is $5 million in retention for any number of events as long as the total losses from all events do not exceed the reinsurance limits of all protection layers, including the reinstatement of the first protection layer, and no single event generates losses greater than $140 million.

The Company estimates that its total cost of reinsurance will be approximately $13.8 million for the 2015-2016 treaty-year. The total cost for the 2014-2015 treaty-year was approximately $10.2 million. The cost and amounts of reinsurance are based on management’s current analysis of Maison’s exposure to catastrophic risk. Our data will be subjected to exposure level analysis as of various dates during the period ending December 31, 2015. Any catastrophic event or multiple catastrophes could have a material adverse effect on the Company’s results of operations, financial condition and liquidity.

Forward-Looking Statements

This Current Report on Form 8-K may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as "expects", "believes", "anticipates", "intends", "estimates", "seeks" and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Company management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements.  For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.  Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8, 2015

1347 PROPERTY INSURANCE HOLDINGS, INC.

By:	/s/ John S. Hill
John S. Hill
Vice President and Chief Financial Officer